SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [ ]                  [ ] Confidential, for Use of the
Filed by a party other than the Registrant [ ]     Commisson Only(as permitted
Check the appropriate box:                         by Rule 14a-6(e)(2))
[   ]  Preliminary Proxy Statement
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12


                          ABRAXAS PETROLEUM CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

    [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

    (1) Title of each class of securities to which transaction applies:



    (2) Aggregate number of securities to which transaction applies:



    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):



    (4) Proposed maximum aggregate value of transaction:



    (5) Total fee paid:



   [ ]Fee paid previously with preliminary materials.

   [ ]Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously Paid:



    (2) Form, Schedule or Registration Statement No.:



    (3) Filing Party:



    (4) Date Filed:

                          ABRAXAS PETROLEUM CORPORATION









                                                             April 18, 1997



Dear Stockholders:

         You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Abraxas Petroleum Corporation to be held on Friday, May 23, 1997, at 9:00 a.m., at the Petroleum Club of San Antonio located at 8620 North New Braunfels, San Antonio, Texas. We hope that you will be able to attend the meeting. Matters on which action will be taken at the meeting are explained in detail in the Notice and Proxy Statement following this letter.

         Whether or not you expect to be present and regardless of the number of shares you own, please mark, sign and mail the enclosed proxy in the envelope provided.









                                            Robert L. G. Watson
                                            Chairman of the Board, President
                                            and Chief Executive Officer

                          ABRAXAS PETROLEUM CORPORATION
                       500 NORTH LOOP 1604 EAST, SUITE 100
                            SAN ANTONIO, TEXAS 78232

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 23, 1997

To the Stockholders of
Abraxas Petroleum Corporation:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Abraxas Petroleum Corporation (the "Company") will be held at the Petroleum Club of San Antonio located at 8620 North New Braunfels, San Antonio, Texas 78217, on Friday, May 23, 1997 at 9:00 A.M., local time, for the following purposes:

         (1)  To elect three directors;

         (2)  To approve the  appointment  of auditors for the 1997 fiscal year;
              and

         (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

         In accordance with the Bylaws of the Company and a resolution of the Board of Directors, the record date for the meeting has been fixed at April 11, 1997. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

         Stockholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly to the Company. A return envelope is enclosed for that purpose.

                                   By Order of the Board of Directors


                                         Stephen T. Wendel
                                             Secretary

Dated:  April 18, 1997

                          ABRAXAS PETROLEUM CORPORATION
                       500 NORTH LOOP 1604 EAST, SUITE 100
                            San Antonio, Texas 78232


                                 PROXY STATEMENT
                             -----------------------


         The  accompanying  Proxy is  solicited  by the  Board of  Directors  of
Abraxas Petroleum Corporation, a Nevada corporation (the "Company" or "Abraxas"), to be voted at the 1997 Annual Meeting of Stockholders to be held on May 23, 1997, and at any adjournments thereof, at the Petroleum Club of San Antonio located at 8620 North New Braunfels, San Antonio, Texas 78217. This Proxy Statement and the accompanying Proxy are being mailed to stockholders on or about April 18, 1997.

                               VOTING AND PROXIES

         Only holders of record of common stock, par value $.01 per share ("Common Stock"), and Series 1995-B 8% Cumulative Convertible Preferred Stock, par value $100 per share ("Series 1995-B Preferred Stock"), of the Company at the close of business on April 11, 1997 shall be entitled to vote at the meeting. There were 5,761,024 shares of Common Stock and 45,741 shares of Series 1995-B Preferred Stock issued and outstanding on the record date. Stockholders are entitled to one vote for each share of Common Stock and 11.11 votes for each share of Series 1995-B Preferred Stock held as of the record date. Any stockholder giving a proxy has the power to revoke the same at any time prior to its use by giving notice in person or in writing to the Secretary of the Company.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock and Series 1995-B Preferred Stock is necessary to constitute a quorum at the 1997 Annual Meeting of Stockholders and any adjournment thereof. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series 1995-B Preferred Stock present at the meeting, in person or by proxy, voting together as a single class is necessary for the approval of the election of directors and/or ratification of the Company's independent auditors. Under Nevada law and the Company's Bylaws, abstentions and broker non-votes are tabulated in determining the number of shares present at the meeting.
Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal or a director nominee, as each abstention or broker non-vote would be one less vote in favor of a proposal or for a director nominee.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         The Articles of Incorporation of the Company divide the Board of Directors into three classes of Directors serving staggered three-year terms, with one class to be elected at each Annual Meeting. At this year's meeting, three Directors are to be elected for terms of three years, each to hold office until the expiration of his term in 2000 or until a successor shall have been elected and shall have qualified. The terms of the remaining Directors will continue as indicated below.

         The shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the three nominees for the Board of Directors named below. Each of the nominees is now serving as a Director and each was elected at the Annual Meeting in 1995.

Information Regarding Nominees for Election as Directors

         Richard M. Kleberg, III, age 54, a director of the Company since December 1983, has held the position of managing partner of SFD Enterprises, Ltd., a private investment partnership, since 1980. Mr. Kleberg has served on the boards of directors of Cullen Frost Bankers, Inc., a bank holding company, since 1992; 1776 Restaurants, Inc., a restaurant concern, since 1983; The Frost National Bank of San Antonio, a national banking association, since 1984; and Kleberg & Co. Bankers, Inc., a bank holding company, since 1980. Mr. Kleberg holds a Bachelor of Science degree in Political Science from Trinity University.

         Paul A. Powell, Jr., age 51, a director of the Company since 1987, is currently Trustee of the Paul A. Powell Trust and has served as Vice President and Director of Mechanical Development Co., Inc., a tool and die and production machine company, since 1984. He also serves as trustee of sixteen investment trusts. Mr. Powell is a director and officer of Frameco, Inc., a tool and die and production machine company, Somerset Investments, Ltd., an investment company, and Powell Lake Properties, a real estate investment and management company. He attended Emory and Henry College and graduated from National Business College with a degree in Accounting.

         Richard M. Riggs, age 76, a director of the Company since 1985, is a self-employed geological consultant. He served as Vice President of Petro Consultants Energy Corporation, a crude oil and natural gas exploration and production company, from June 1978 to December 1984. Mr. Riggs has served as a director of Cascade Oil and Gas, Ltd., an indirect subsidiary of the Company ("Cascade"), since May 1996. He has previously been employed by Tesoro Petroleum Corporation, a crude oil and natural gas exploration and production company, as Exploration Vice President for North America, and prior to that time was Manager of Domestic Exploration for Ashland Oil, Inc., a crude oil and natural gas exploration and production company. Mr. Riggs graduated with a Bachelors degree in Geology from Dartmouth College and a Masters degree in Geology from Columbia University.

         Terms Expiring in 1998

         James C. Phelps, age 74, a director of Abraxas since December 1983, has been a consultant to crude oil and natural gas exploration and production companies such as Panhandle Producing Company and Tesoro Petroleum Corporation since April 1981. Mr. Phelps has served as a director of Grey Wolf Exploration Ltd., a subsidiary of the Company ("Grey Wolf"), since April 1995 and of Cascade since January 1996. From April 1995 to May 1996, Mr. Phelps served as Chairman of the Board and Chief Executive Officer of Grey Wolf, and from January 1996 to May 1996, he served as President of Cascade. From March 1983 to September 1984, he served as President of Osborn Heirs Company, a privately owned crude oil exploration and production company based in San Antonio. Mr. Phelps was President and Chief Operating Officer of Tesoro Petroleum Corporation from 1971 to 1981 and prior to that was Senior Vice President and Assistant to the President of Continental Oil Company. He received a Bachelor of Science degree in Industrial Engineering and a Master of Science degree in Industrial Engineering from Oklahoma State University.

         Robert L. G. Watson, age 46, has served as Chairman of the Board, President, Chief Executive Officer and a director of Abraxas since 1977. Since May 1996, Mr. Watson has also served as Chairman of the Board, Chief Executive Officer and a director of Grey Wolf and Chairman of the Board and a director of Cascade. In November 1996, Mr. Watson was elected Chairman of the Board, President and as a director of Canadian Abraxas. Prior to joining Abraxas, Mr. Watson was employed in various petroleum engineering positions with Tesoro Petroleum Corporation, a crude oil and natural gas exploration and production company, from 1972 through 1977, and DeGolyer & McNaughton, an independent petroleum engineering firm, from 1970 to 1972. Mr. Watson received a Bachelor of Science degree in Mechanical Engineering from Southern Methodist University in 1972 and a Master of Business Administration degree from the University of Texas at San Antonio in 1974.

         Chris E. Williford, age 46, was elected Vice President, Treasurer and Chief Financial Officer of the Company in January 1993, and as Executive Vice President and a director of the Company in May 1993. Prior to joining the Company, Mr. Williford was Chief Financial Officer of American Natural Energy Corporation, a crude oil and natural gas exploration and production company, from July 1989 to December 1992 and President of Clark Resources Corp., a crude oil and natural gas exploration and production company, from January 1987 to May 1989. Mr. Williford received a Bachelor of Science degree in Business Administration from Pittsburg State University in 1973.

         Terms Expiring in 1999

         Franklin A. Burke, age 63, a director of the Company since June 1992, has served as President and Treasurer of Venture Securities Corporation since 1971, where he is in charge of research and portfolio management. He has also been a general partner and director of Burke, Lawton, Brewer & Burke, a securities brokerage firm, since 1964, where he is responsible for research and portfolio management. Mr. Burke also serves as a director of Suburban Community Bank, a commercial bank, JER Ventures, a retail furniture company, Omega Institute, a job training entity, and Starkey Chemical Process Co., a chemical processing company. Mr. Burke received a Bachelor of Science degree in Finance from Kansas State University in 1955, a Master's degree in Finance from University of Colorado in 1960 and studied at the graduate level at the London School of Economics from 1962 to 1963.

         Harold D. Carter, age 58, a director of the Company since May 1996, has served as a director of and consultant to Brigham Exploration Company, a three-dimensional seismic exploration company, since May 1992. Mr. Carter has also served as a consultant to Associated Energy Managers, Inc., an investment manager specializing in structuring and managing private investments in the energy industry, since October 1994. From 1991 to 1992, Mr. Carter was a consultant to various companies and investors involved in the crude oil and natural gas industry. Prior to 1991, Mr. Carter was employed by Pacific Enterprises Oil Company, where he was an Executive Vice President until September 1990 and a consultant from September 1990 until December 1990.

         Robert D. Gershen, age 43, a director of the Company since May 1995, has served as President of Associated Energy Managers, Inc., an investment manager specializing in structuring and managing private investments in the energy industry, since July 1989. Mr. Gershen has served as an investment advisor to Endowment Energy Partners, L.P. and Endowment Energy Partners II, Limited Partnership, limited partnerships formed to make loans to companies in the crude oil and natural gas business, since October 1989 and January 1993, respectively. Mr. Gershen is also a managing director of EIF General Partner, L.L.C., which serves as the general partner of Energy Income Fund, L.P. which invests in reserve-backed energy loans and related securities of small independent crude oil and natural gas exploration and production companies.


                        INFORMATION CONCERNING DIRECTORS

         During the fiscal year ended December 31, 1996, the Board of Directors held nine meetings. All directors attended each of these meetings except Messrs. Phelps, Powell, Riggs and Watson who each missed one meeting, Mr. Burke who missed three meetings and Mr. Kleberg who missed five meetings. During 1996, the Company's directors other than Messrs. Watson and Williford received compensation for service to the Company as a director under the Company's Restricted Share Plan For Directors (the "Director Share Plan") and under the
Company's Director Stock Option Plan (the "Director Option Plan"). See "Executive Compensation -- Compensation of Directors." Directors also received reimbursement of travel expenses to attend meetings of the Board of Directors.

         None of the nominees for director or the executive officers of the Company has a family relationship with any of the other executive officers or other nominees for director. Except for Richard M. Kleberg, III, who is a director of Cullen Frost Bankers, Inc., none of the nominees or continuing directors is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934 or of any company registered under the Investment Company Act of 1940.

         The  Company  believes,  based  solely on its  review of the  copies of
Section 16(a) forms furnished to the Company and written representations from executive officers and directors, that all Section 16(a) filing requirements have been fulfilled except that Robert L. G. Watson reported on his Form 5 for 1996 in April 1997 140,000 shares of Common Stock acquired by him during 1996 which should have been reported on a Form 5 due in February 1997 and Chris E. Williford reported on his Form 5 for 1996 in April 1997 40,000 shares of Common Stock acquired by him during 1996 which should have been reported on a Form 5 due February 1997. In making this disclosure, the Company has relied solely on written representations of its directors and executive officers (and its ten percent stockholders) and copies of the reports that they have filed with the Securities and Exchange Commission.

                      COMMITTEES OF THE BOARD OF DIRECTORS

         The Audit Committee of the Board of Directors, which consists of Messrs. Kleberg, Phelps and Riggs, met two times during 1996. The functions of the Audit Committee are to recommend the appointment of the Company's independent auditors, to review the arrangements for and the scope of the annual audit and to review internal accounting controls.

         The Compensation Committee of the Board of Directors, which consists of Messrs. Kleberg, Phelps and Riggs, met two times during 1996. The functions of the Compensation Committee are to review and make recommendations concerning the compensation of the Company's executive and non-executive officers. The Compensation Committee also administers the Company's 1984 Incentive Stock Option Plan, 1984 Nonqualified Stock Option Plan, 1993 Key Contributor Stock Option Plan and 1994 Long Term Incentive Plan.

         The Nominating Committee, which consists of Messrs. Phelps, Powell and Riggs, met one time during 1996. The function of the Nominating Committee is to seek out, evaluate and recommend to the Board qualified nominees for election as directors of the Company and to consider other matters pertaining to the size and composition of the Board. The Nominating Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as directors of the Company provided that such recommendations are accompanied by information sufficient to enable the Nominating Committee to evaluate the qualifications of the nominee.


                 SECURITIES HOLDINGS OF PRINCIPAL STOCKHOLDERS,
                        DIRECTORS, NOMINEES AND OFFICERS

         Based upon information received from the persons concerned, each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock and Preferred Stock of the Company, each director and nominee for director, and all directors and officers of the Company as a group, owned beneficially as of April 15, 1997 the number and percentage of outstanding shares of Common Stock and Preferred Stock of the Company indicated in the following table:



                                                              Beneficial Ownership
                             ---------------------------------------------------------------------------------------
                                  Number of Shares (1)                               Percentage
                             --------------------------------     --------------------------------------------------
Name and Address of
Beneficial Owner              Common Stock      Preferred        Common Stock (2)    Preferred      Voting Stock
----------------              -------------     ----------       ----------------    ----------     ------------
                                   (2)            Stock                                Stock            (2)(3)
                                   ---            -----                                -----            ------

Robert L. G. Watson              284,505 (4)                           4.93                              4.53
Endowment Advisors, Inc.         864,790 (5)       45,741(5)           6.19             100             13.79
      450 Post Road East
      Westport, CT  06881
Wellington Management            640,000 (6)                          11.11                             10.21
      Company
      75 State Street
      19th Floor
      Boston, MA 02109
First Union National Bank        424,000 (7)                           6.86                              6.34
      of North Carolina
      230 South Tryon
      Charlotte, NC 28202
Metropolitan Life Insurance      455,000 (8)                           7.90                              7.26
      Company Separate
Account EN
      One Madison Avenue
      New York, NY 10010
Dimensional  Fund Advisors,      330,000 (9)                           5.73                              5.26
Inc.
      1299 Ocean Avenue
      11th Floor
      Santa   Monica,    CA
90401
Franklin A. Burke                116,642 (10)                          2.02                              1.86
Paul A. Powell, Jr.               39,280 (11)                           *                                 *
James C. Phelps                   35,807 (12)                           *                                 *
Richard M. Kleberg, III           33,714 (13)                           *                                 *
Robert D. Gershen                 25,689 (14)                           *                                 *
Chris E. Williford                35,908 (15)                           *                                 *
Richard M. Riggs                  16,013 (16)                           *                                 *
Harold D. Carter                   7,493 (17)                           *                                 *
Robert E. Patterson               14,723 (18)                           *                                 *
Stephen T. Wendel                 27,301 (19)                           *                                 *
All Officers and  Directors      637,075 (4)(10)                      10.80                              9.94
as a  Group (9 persons)                  (11)(12)
                                         (13)(14)
                                         (15)(16)
                                         (17)(18)
                                         (19)

---------
    *  Less than 1%

(1) Unless otherwise indicated, all shares are held directly with sole voting and investment power.

(2) Does not include an aggregate of 1,995,000 shares of Common Stock which may be issued in exchange for the Company's Contingent Value Rights.

(3) Includes Common Stock and Preferred Stock. The holder of each share of Preferred Stock has 11.11 votes on all matters voted on by the holders of Common Stock.

(4) Includes 20,316 shares owned by Wind River Resources Corporation, a corporation owned by Mr. Watson, as to which Mr. Watson has sole voting and investment power, 13,545 shares issuable upon exercise of options granted pursuant to Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 26,455 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan. Does not include a total of 75,880 shares owned by the Robert L. G. Watson, Jr. Trust and the Carey B. Watson Trust, the trustees of which are Mr. Watson's brothers and the beneficiaries of which are Mr. Watson's children. Mr. Watson disclaims beneficial ownership of the shares owned by these trusts.

(5) Includes 34,288 shares of Series 1995-B Preferred Stock convertible into 380,940 shares of Common Stock and 262,645 shares of Common Stock owned by Endowment Energy Partners, L.P. ("EEP") and 11,453 shares of Series 1995-B Preferred Stock convertible into 127,243 shares of Common Stock and 93,962 shares of Common Stock owned by Endowment Energy Partners II, Limited Partnership ("EEP II"). EEP and EEP II are limited partnerships whose investors are educational institutions and which were formed to make loans to companies in the crude oil and natural gas business. The general partner of both EEP and EEP II is Fairfield Partners, Inc. (Del.) ("Fairfield") which is a wholly-owned subsidiary of Endowment Advisers, Inc. ("EAI"), a Delaware nonstock corporation controlled by its trustees and management. Voting and investment power over the shares held by EEP and EEP II is exercised by the Board of Trustees of EAI, and by Susan J. Carter, the Senior Vice President and Chief Operating Officer of both EAI and Fairfield. The trustees of EAI are principally individuals who are financial officers of educational institutions that have invested in investment partnerships sponsored by EAI, including EEP and EEP II.

(6) Wellington Management Company is an investment manager which has the power to make investment decisions for unrelated clients.

(7) Includes warrants to purchase 424,000 shares of Common Stock at an exercise price of $9.79 per share.

(8) State Street Research & Management, Inc. ("State Street") is an investment manager which has the power to make investment decisions for the account specified above. State Street disclaims beneficial ownership of all of the shares of Common Stock listed above.

(9) Persons who are officers of Dimensional Fund Advisors Inc. also serve as officers of DFA Investment Dimensions Group, Inc. (the "Fund") and The DFA Investment Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940. In their capacities as officers of the Fund and the Trust, these persons vote 50,000 shares which are owned by the Fund and 57,200 shares which are owned by the Trust.

(10)Includes 8,900 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Non-Qualified Stock Option Plan and 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(11)Includes 4,228 shares owned by Mechanical Development Co., Inc., all of the outstanding capital stock of which is owned by members of Mr. Powell's family, 13,998 shares owned by the Paul A. Powell Trust of which Mr. Powell is a trustee and his family members are the primary beneficiaries, 51 shares owned by the Paul A. Powell Individual Trust of which Mr. Powell is a trustee, 4,989 shares owned by West Point Associates of which Mr. Powell is a general partner, and 63 shares owned by NAD Properties of which Mr. Powell is a general partner. Mr. Powell shares voting and investment power as to all of such shares. Also includes 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(12)Includes 8,000 shares owned by Marie Phelps, Mr. Phelps' wife and 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(13)Includes 16,688 shares owned by SFD Enterprises, Ltd., a private investment partnership, and 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan. Mr. Kleberg shares voting and investment power as to the shares owned by SFD Enterprises.

(14)Includes warrants to purchase 13,500 shares of Common Stock at a price of $7.00 per share owned by Associated Energy Managers, Inc., the principal shareholder and Chief Executive Officer of which is Mr. Gershen, and 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(15)Includes 1,786 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, 14,777 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 15,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(16)Includes 700 shares owned by the Riggs Family Trust of which Mr. Riggs is one of the trustees, 1,000 shares owned jointly by Mr. Riggs and his wife and 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(17)Includes 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(18)Includes 12,500 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(19)Includes 4,340 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, 7,500 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation Key Contributor Stock Option Plan and 12,665 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

                             EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of directors who are not employees of the Company. The Committee is responsible for establishing and administering the compensation levels for the Company's executive and non-executive officers. The members of the Committee believe that the ability to attract and retain qualified executive and non-executive officers and provide appropriate incentives to the Company's executive and non-executive officers is essential to the long-term success of the Company.

         In determining executive compensation, the Committee reviews the compensation programs, pay levels and business results of the Company as compared to those crude oil and natural gas exploration and production companies included in the KPMG Peat Marwick LLP 1996 Energy Compensation Survey (the "KPMG Survey").

         Compensation Philosophy and Objectives. The philosophy underlying the development and administration of the Company's annual and long-term compensation plans is to align the interests of management with those of the Company's stockholders. Key elements of this philosophy are:

         *Establishing compensation plans that deliver base salaries which are competitive with the companies included in the KPMG Survey, within the Company's budgetary constraints and commensurate with the Company's performance as measured by operating, financial and strategic objectives.

         *Providing equity-based incentives for executive and non-executive officers to ensure that they are motivated over the long-term to respond to the Company's business challenges and opportunities as owners rather than just as employees.

         *Rewarding   executive  and  non-executive   officers  for  outstanding
         performance particularly where such performance is reflected by an increase in the value of the Company's Common Stock.

The compensation currently paid to the Company's executive and non-executive officers consists of base salary, various employee benefits (including medical and life insurance and 401(k) plan benefits generally available to all employees of the Company), annual cash bonuses and grants of stock options and awards under the Company's 1994 Long Term Incentive Plan (the "LTIP").

         Elements of the Executive Compensation Program.

         Base Salaries. The Committee believes that the Company's base salary levels for executive officers are consistent with the practices of the companies included in the KPMG Survey. Increases in base salary levels from time to time are designed to reflect competitive practices in the industry, financial performance of the Company and individual performance of the officer.

         In the first quarter of each year, the Chief Executive Officer submits to the Committee recommendations for salary adjustments based upon his subjective evaluation of individual performance and his subjective judgment regarding setting each executive and non-executive officer's salary within the Company's salary range. This range is set by reference to the salaries paid by the companies included in the KPMG Survey while remaining within the Company's budgetary constraints. The companies included in the KPMG Survey are used to compare the Company's salary structure to that of other companies that compete with the Company for executives but without targeting salaries to be higher, lower or approximately the same as those of the companies included in the KPMG Survey. The Committee does not consider the performance of any of the companies included in the KPMG Survey in setting the Company's salary structure.

         Annual Cash Bonuses. In 1994, the Board of Directors adopted an annual cash bonus plan which calls for the payment of annual cash bonuses to all officers of the Company at or above the Vice President level. Under this plan, each participant is given an annual bonus opportunity based on the achievement of certain goals. For Messrs. Watson and Williford, the base bonus could be as high as 35% of base salary. The amount of the bonuses to be paid to Messrs. Watson and Williford, if any, will be based upon attaining goals set by the Board of Directors after assessing the recommendations of management for earnings per share, cash flow per share and share price, with each factor being weighted equally in the calculation. With respect to officers responsible for the Company's operations, including Messrs. Patterson and Wendel, the base bonus could be as high as 25% of base salary. Earnings per share, cash flow per share and share price will account for 50% of the calculation and performance factors unique to the Company's operations will account for the remaining 50% of the calculation. If all performance goals are met or exceeded, additional bonuses of up to 25% of base salary can be earned by each participant. The Board has the prerogative to adjust the bonus earned by any participant, including Messrs. Watson, Williford, Patterson and Wendel, to take into account extraordinary factors not contemplated by the bonus plan when the impact of such contributions or factors cannot be adequately reflected by the bonus determined under the methodology described above. In 1996, the goals for earnings per share, cash flow per share and reserves were attained. The Board also took into account the Company's consummation of three acquisitions and an offering of senior notes in determining the amount of bonuses paid. As a result, Mr. Watson received an aggregate bonus of $135,550 which included 3,767 shares of Common Stock, Mr. Williford received an aggregate bonus of $72,000 which included 3,349 shares of Common Stock, Mr. Patterson received an aggregate bonus of $35,000 which included 1,628 shares of Common Stock and Mr. Wendel received an aggregate bonus of $40,000 which included 1,860 shares of Common Stock.

         Long-Term Incentives. In 1994, the Board adopted the LTIP in order to compensate executive and non-executive officers and employees who contribute significantly to the operation of the Company. The LTIP makes available to the Committee a number of incentive devices such as incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, performance units, performance shares and dividend units. The Committee adopts administrative guidelines from time to time which define specific eligibility criteria, the types of awards to be employed and the value of such awards. Specific terms of each award, including minimum performance criteria which must be met to receive payment, are provided in individual award agreements granted to each award recipient. Award agreements also contain change in control provisions. Option holdings and previous awards are not taken into account.

         The Board believes that the LTIP has given the Company the flexibility to structure awards to meet the Company's business needs. In making long-term incentive awards under the LTIP, the Committee seeks to ensure that the total compensation package, including cash compensation, is competitive with the compensation paid by the companies included in the KPMG Survey, yet substantially contingent upon the success of individual and corporate efforts to produce attractive long-term returns to the Company's stockholders.

         CEO Compensation. Prior to 1993, the Company was involved in an aggressive acquisition program which enabled the Company to grow from a relatively small crude oil and natural gas exploratory and production company to one with a larger asset base. This acquisition program consumed all of the Company's available cash flow. As a result, Mr. Watson did not receive any compensation from the Company.

         In light of the Company's establishing a larger asset foundation, on April 12, 1993, the Board of Directors approved the recommendation of the Committee regarding compensation for Mr. Watson. Effective April 1, 1993, Mr. Watson began receiving annual cash compensation of $80,000 per year and a quarterly award of fully-vested shares of Common Stock in an amount equal to $12,500 divided by the closing "bid" price of the Common Stock on the last business day of the quarter. In addition, the Board approved the award to Mr. Watson of a total of 60,000 shares of Common Stock for services rendered to the Company for the years 1988 through 1992.

         Mr. Watson's salary in 1996 was based on the Committee's evaluation of his performance and the Company's performance, after reviewing competitive salary data from the companies included in the KPMG Survey and the Company's budgetary constraints.

         The Committee's determination of Mr. Watson's total salary was based upon the salaries paid to chief executive officers of the companies included in the KPMG Survey and the salary structure of the Company. Because the Committee also desired to make part of the value of the compensation Mr. Watson received contingent upon the value realized by the Company's stockholders, a significant portion of Mr. Watson's annual compensation was paid in options to purchase shares of Common Stock of the Company.

         Policy on Deductibility of Compensation. In 1993, the federal tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In order to constitute performance-based compensation for purposes of the tax law, the performance measures must be approved by the stockholders. Since the Company does not anticipate that the compensation for any executive officer will exceed the $1 million threshold in the near term, stockholder approval necessary to maintain the tax deductibility of compensation at or above that level is not being requested. The Committee will reconsider this matter if compensation levels approach this threshold, in light of the tax laws then in effect. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

         This report is submitted by the members of the Committee:

                             Richard M. Kleberg, III
                                 James C. Phelps
                                Richard M. Riggs


Compensation Committee Interlocks and Insider Participation

         Mr. Phelps, a member of the Committee during 1996, served as Chief Executive Officer of Grey Wolf from April 1995 to May 1996 and as President of Cascade from January 1996 to May 1996.

         Messrs. Phelps and Riggs were founders of Grey Wolf and were granted options to purchase shares of the capital stock of Grey Wolf and Cascade. See "Certain Transactions."

Compensation Summary

         The following table sets forth a summary of compensation for the fiscal years ended December 31, 1994, 1995 and 1996 paid by the Company to Robert L.G. Watson, the Chairman of the Board, President and Chief Executive Officer of the Company, Chris E. Williford, the Executive Vice President, Chief Financial Officer and Treasurer of the Company, and Stephen T. Wendel, the Company's Vice President-Land and Marketing and to Robert E. Patterson, the Company's Vice President of Operations for the fiscal year ended December 31, 1996. Abraxas did not have any executive officers other than Messrs. Watson and Williford whose total annual salary and bonus exceeded $100,000 for the years ended December 31, 1994, and 1995 and Messrs. Watson, Williford, Patterson and Wendel for the year ended December 31, 1996.


                           SUMMARY COMPENSATION TABLE

                                                                          Long Term
                                                                        Compensation
                                                                      ------------------
                                       Annual Compensation                  Awards
   -------------------------------------------------------------------------------------

                                                                           Options
   Name and Principal                                                       /SARs
   Position                   Year      Salary ($)       Bonus ($)           (#)
   ------------------------- -------- ---------------- -------------- ------------------
   Robert L. G. Watson,      1994     $157,763(1)(2)       ----             ----
   Chairman  of  the  Board  1995     $108,281(1)(3)       ----             60,000
   and President             1996     $133,187         $135,550 (4)        140,000

   Chris E. Williford,       1994     $101,028             ----             ----
   Executive Vice            1995     $115,795(5)          ----            20,000
   President,                1996     $121,315          $72,000 (6)        40,000
   Chief Financial Officer
   and Treasurer

   Robert E. Patterson,      1996     $124,615          $35,000 (7)        60,000
   Vice President of
   Operations

   Stephen T. Wendel,        1994     $58,628              ----             ----
   Vice President - Land     1995     $63,210              ----            20,000
   and Marketing             1996     $76,577           $40,000 (8)        18,660

(1) Mr. Watson received repayments of loans to Abraxas of $287,940 during 1994 and $354,677 during 1995.

(2)      Includes $50,000 of stock awards and $105,000 of salary.

(3)      Includes $1,093 of stock awards and $107,188 of salary.

(4)      Includes $95,000 in cash and $40,550 of stock awards.

(5)      Includes $8,607 of stock awards and $107,188 of salary.

(6)      Includes $36,000 in cash and $36,000 in stock awards.

(7)      Includes $17,500 in cash and $17,500 in stock awards.

(8)      Includes $20,000 in cash and $20,000 in stock awards.

Grants of Stock Options and Stock Appreciation Rights During the Fiscal Year Ended December 31, 1996

         Pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan (the "ISO Plan"), the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan (the "1993 Plan") and the Abraxas Petroleum
Corporation 1994 Long Term Incentive Plan (the "LTIP"), the Company grants to employees and officers of the Company (including directors of the Company who are also employees) incentive stock options and non-qualified stock options. The ISO Plan, the 1993 Plan and the LTIP are administered by the Compensation Committee which, based upon the recommendation of the Chief Executive Officer, determines the number of shares subject to each option.

         The table below contains certain information concerning stock options granted to Messrs. Watson, Williford, Patterson and Wendel during 1996:

                                    OPTION GRANTS IN FISCAL YEAR
------------------------------------------------------------------------------------------------------
                               % of Total                                 Potential Realizable Value
                                 Options       Exercise                   at Assumed Annual Rates of
                  Options      Granted to      Price Per     Expiration    Stock Price Appreciation
     Name         Granted       Employees        Share          Date            for Option Term

=============== ============= ============== ============== ============= ============== =============
                                                                               5%            10%
Robert   L. G.    40,000(1)      13.25           $5.00        03/07/06         $325,779      $  518,748
Watson           100,000(1)      33.14           $7.50        11/20/06         $1,221,671    $1,945,307


Chris E.         20,000(1)        6.63           $5.00        03/07/06         $162,890      $  259,374
Williford        20,000(1)        6.63           $7.50        11/20/06         $244,344      $  389,061

Robert E.        40,000(1)       13.25           $6.75        01/02/06         $439,802      $  700,310
Patterson        10,000(1)        3.32           $5.00        03/07/06         $ 81,445      $  129,687
                 10,000(1)        3.32           $7.50        11/20/06         $122,172      $  194,531

Stephen T.       10,660(1)        3.54           $5.00        03/07/06         $ 86,722      $  138,260
Wendel            8,000(1)        2.66           $7.50        11/20/06         $ 97,760      $  155,600


(1) One-fourth of the options become exercisable on each of the first four anniversaries of the date of grant.

         The table below contains certain information concerning exercises of stock options during the fiscal year ended December 31, 1996 by Messrs. Watson, Williford, Patterson and Wendel and the fiscal year end value of unexercised options held by Messrs. Watson, Williford, Patterson and Wendel.

                   Aggregated Option Exercises in Fiscal 1996
                        and Fiscal Year End Option Values
                                                                                                 Value of
                                                                       Number of                 Unexercised
                                                                       Unexercised               in-the-Money
                                                                       Options on                Options on
                                                                       December 31,              December 31,
                                                                       1996 (#)                  1996 ($)
                           Shares Acquired            Value            Exercisable/              Exercisable/
Name                       By Exercise (#)           Realized ($)      Unexercisable             Unexercisable
----                       ------------------        -----------       -------------             -------------

Robert L. G. Watson                 -0-                    -0-         15,000/85,000             $46,875/$573,125

Chris E. Williford                  -0-                    -0-         20,000/60,000             $62,500/$207,500

Robert E. Patterson                 -0-                    -0-              0/60,000             $0/$197,500

Stephen T. Wendel                   -0-                    -0-         16,840/36,160             $56,375/$125,655

Long Term Incentive Plan Awards During the Fiscal Year Ended December 31, 1996

         The Company did not make any awards to any of Messrs. Watson, Williford, Patterson and Wendel under a long term incentive plan during the fiscal year ended December 31, 1996.

Employment Agreements

         The Company has entered into Employment Agreements (the "Employment Agreements") with each of Messrs. Watson, Williford, Patterson and Wendel, pursuant to which each of Messrs. Watson, Williford, Patterson and Wendel will receive compensation as determined from time to time by the Board in its sole discretion. The Employment Agreements terminate on December 31, 1997 except that the term of the Employment Agreements may be automatically extended for an additional year if by December 1 of the prior year neither the Company nor Messrs. Watson, Williford, Patterson or Wendel, as the case may be, has given notice that it does not wish to extend the term. Except in the event of a change in control, at all times during the term of the Employment Agreements, each of Messrs. Watson's, Williford's, Patterson's and Wendel's employment is at will and may be terminated by the Company for any reason without notice or cause. If a change in control occurs during the term of the Employment Agreement or any extension thereof, the expiration date of Mr. Watson's Employment Agreement is automatically extended to a date no earlier than four years following the effective date of such change in control, the expiration date of Mr. Williford's Employment Agreement is automatically extended to a date no earlier than three years following the effective date of such change in control and the expiration date of each of Mr. Patterson's and Mr. Wendel's Employment Agreement is automatically extended to a date no earlier than two years following the effective date of such change in control. If, following a change in control, Messrs. Watson's, Williford's, Patterson's or Wendel's employment is terminated other than for Cause (as defined in each of the Employment Agreements) or Disability (as defined in each of the Employment Agreements), by reason of Messrs. Watson's, Williford's, Patterson's or Wendel's death or retirement or by Messrs. Watson, Williford, Patterson or Wendel, as the case may be, other than for Good Reason (as defined in each of the Employment Agreements), then Mr. Watson will be entitled to receive a lump sum payment equal to four times his annual base salary, Mr. Williford will be entitled to receive a lump sum payment equal to three times his annual base salary and Mr. Patterson and Mr. Wendel will each be entitled to receive a lump sum payment equal to two times his annual base salary. If any such lump sum payment would individually or together with any other amounts paid or payable constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended ("Section 280G"), and applicable regulations thereunder (the "Code"), the amounts to be paid will be increased so that Messrs. Watson, Williford, Patterson or Wendel, as the case may be, will be entitled to receive the amount of compensation provided in his contract after payment of the tax imposed by
Section 280G.

Report on Repricing of Options

         On March 7, 1996, the Committee approved a plan pursuant to which the exercise price of each outstanding stock option granted to employees of the Company prior to January 1, 1996, including options granted to Messrs.
Watson, Williford and Wendel, were reduced to $6.75 per share.

         The Committee believed that repricing the existing options was in the best interests of the Company and its stockholders. In the view of the Committee, the decline of the market price of the Company's Common Stock substantially impaired the effectiveness of the existing options as a means of attracting and retaining qualified executive and non-executive officers and providing appropriate incentives to the Company's executive and non-executive officers. In addition, the Committee believed that a significant portion of the decline in the market price was the result of market factors that affected the stocks of the companies included in the KPMG Survey.

         The following table sets forth certain information concerning repricing of stock options held by any executive officer during the period commencing on May 7, 1991 (the date on which the Company became a reporting company pursuant to the Securities Exchange Act of 1934, as amended) and ending on December 31, 1996.




                                                                                                           Length of
                                                                                                           Original
                                                             Market Price    Exercise                      Option Term
                                 Number of Securities        of Stock at     Price at                      Remaining at
                                  Underlying Options         Time of         Time of                       Date of
                 Date of         Repriced or Amended         Repricing or    Repricing or   New Exercise   Repricing or
Name             Repricing        Old            New         Amendment       Amendment         Price       Amendment
--------------   ---------      --------        ------       ------------    -------------  ------------   ------------
Robert L. G.     03/07/96         60,000         60,000         $6.75         $9.50         $6.75            95 Mos
Watson,
Chairman of
the Board,
President and
Chief
Executive
Officer

Chris E.         03/07/96          6,252          6,252         $6.75         $7.50         $6.75            75 Mos
Williford,                        13,748         13,748         $6.75         $9.75         $6.75            76 Mos
Executive Vice                    20,000         20,000         $6.75         $9.50         $6.75            95 Mos
President,
Chief
Financial
Officer and
Treasurer

Robert E.        __                __             __            __             __            __               __
Patterson,
Vice President
of Operations

Stephen T.       03/07/96         10,000         10,000         $6.75         $9.75         $6.75            76 Mos
Wendel,          03/07/96         20,000         20,000         $6.75         $9.50         $6.75            95 Mos
Vice President
- Land and
Marketing


         This report is submitted by the members of the Committee:

                             Richard M. Kleberg, III
                                 James C. Phelps
                                Richard M. Riggs

Performance Graph

         Set forth below is a performance graph comparing yearly cumulative total stockholder return on the Company's Common Stock with (a) the monthly index of stocks included in the Standard and Poor's 500 Index and (b) the Principal Financial Services, Inc. monthly index (the "PFS Index") of stocks of crude oil and natural gas exploration and production companies with a market capitalization of less than $100 million (the "Comparable Companies"). The Comparable Companies are: Adams Resources & Energy, Inc.; Alamco, Inc.; Arch Petroleum, Inc.; Basin Exploration, Inc.; Bellwether Exploration Company; Callon Petroleum Company; COHO Energy, Inc.; Columbus Energy Corporation; Equity Oil Company; Harcor Energy, Inc.; Howell Corporation; Maynard Oil Company; McFarland Energy, Inc.; Offshore Energy Development Corporation; PetroCorp Incorporated; Prima Energy Corporation; Wainoco Oil Corporation; and Wiser Oil Company.

         All of these cumulative total returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years. The years compared are 1991, 1992, 1993, 1994, 1995 and 1996 with 1991 beginning on May 7, 1991, the first day that the Company's Common Stock was traded on NASDAQ.

                S&P 500          PFS INDEX            ABRAXAS
May-91            100               100                 100
Jun-91             95               97                  60
Sep-91            100               110                 55
Dec-91            108               102                 115
Mar-92            105               94                  135
Jun-92            105               92                  135
Sep-92            108               112                 130
Dec-92            112               135                 150
Mar-93            134               112                 145
Jun-93            134               166                 180
Sep-93            140               150                 230
Dec-93            141               142                 205
Mar-94            135               143                 215
Jun-94            135               145                 240
Sep-94            140               153                 215
Dec-94            139               136                 185
Mar-95            133               101                 178
Jun-95            145               99                  175
Sep-95            156               101                 161
Dec-95            164               99                  125
Mar-96            166               104                 108
Jun-96            172               114                 130
Sep-96            176               122                 115
Dec-96            190               144                 198

Compensation of Directors

         Non-Qualified Stock Option Plan. Each director of the Company, other than Messrs. Watson, Williford, Carter and Gershen, has previously been granted options to purchase 8,900 shares of Common Stock under the Company's 1984 Non-Qualified Stock Option Plan (the "Non-Qualified Plan"). There are currently outstanding options to purchase 8,900 shares of Common Stock under the Non-Qualified Plan. Mr. Burke holds an option to purchase 8,900 shares of Common Stock at an exercise price of $6.75 per share.

         Restricted Share Plan for Directors. Pursuant to the Director Share Plan, each director of the Company, other than Messrs. Watson and Williford, is entitled to receive a grant of shares of Common Stock for attendance at regular and special meetings of the Board of Directors. Each eligible director of the Company was issued 400 shares of Common Stock during 1994 as an initial grant under the Director Share Plan and thereafter receives a number of shares of Common Stock equal to the product of 1,000 times the Capitalization Factor (as defined in the Director Share Plan) divided by the Average Stock Price (as defined in the Director Share Plan) as of the date of a meeting of the Board. For 1996, each of the directors received the number of shares of Common Stock set forth opposite his name under the Director Share Plan:

                                                              Number of
Name                                                            Shares

Franklin M. Burke                                                   695
Harold D. Carter                                                    493
Robert D. Gershen                                                   695
Richard M. Kleberg                                                  958
James C. Phelps                                                   1,698
Paul A. Powell                                                      796
Richard M. Riggs                                                  1,698

         Abraxas Petroleum Corporation Director Stock Option Plan. Pursuant to the Director Stock Option Plan, each member of the Company's Board of Directors, other than Messrs. Watson and Williford, was granted an option to acquire 8,000 shares at a price of $6.75 per share on June 1, 1996. Directors who join the Board for the first time after June 1, 1996 will be granted an option to acquire 8,000 shares of Common Stock on the date they become Directors. Options vest evenly over a four year period commencing on the first anniversary date of the grant and each option expires on the tenth anniversary of the date of the grant.

         Other Compensation. The directors of the Company received no other compensation for services as directors, except for reimbursement of travel expenses to attend Board meetings.

                              CERTAIN TRANSACTIONS

                  Messrs. Watson, Phelps and Riggs were founders of Grey Wolf and in April 1995 purchased 900,000 shares of the capital stock of Grey Wolf (initially representing 39% of the outstanding shares) for an aggregate of CDN$90,000 (or CDN$0.10 per share) in cash. In January 1996, the Company purchased 20,325,096 shares of the capital stock of Grey Wolf (representing 78% of the outstanding shares) for an aggregate of approximately CDN$4.1 million (or CDN$.20 per share) in cash. Messrs. Phelps, Riggs and Watson currently own 6.5% of the issued and outstanding capital stock of Grey Wolf.

         Messrs. Phelps and Riggs own options to purchase in the aggregate up to 1,000,000 shares of capital stock of Cascade at an exercise price of CDN$.20 per share, and Mr. Watson owns options to purchase up to 800,000 shares of Cascade's capital stock at an exercise price of CDN$.34 per share. Cascade currently has 61,365,000 shares of capital stock outstanding.

         Wind River Resources Corporation ("Wind River"), all of the capital stock of which is owned by Mr. Watson, owns a twin-engine airplane. The airplane is available for business use by employees of the Company from time to time at Wind River's cost. The Company paid Wind River a total of $101,421 for use of the plane during 1996.

         Abraxas  has  adopted  a policy  that  transactions,  including  loans, between Abraxas and its officers, directors, principal stockholders, or affiliates of any of them, will be on terms no less favorable to Abraxas than can be obtained on an arm's length basis in transactions with third parties and must be approved by the vote of at least a majority of the disinterested directors.

                                  PROPOSAL TWO

                             APPOINTMENT OF AUDITORS

         The Board of Directors has appointed the firm of Ernst & Young LLP ("Ernst & Young") to examine the financial statements of the Company for the 1997 fiscal year. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of stockholders, but the Board of Directors considers it appropriate for the stockholders to express or withhold their approval of the appointment. If stockholder approval should be withheld, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. The Board of Directors recommends that the stockholders approve the appointment of Ernst & Young.

                  STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         Proposals of stockholders intended to be presented at the 1998 Annual Meeting must be received in writing by the Company at its principal executive offices not later than December 20, 1997. The Company's principal executive offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232.

                               PROXY SOLICITATION

         The cost of soliciting proxies will be borne by the Company. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or meetings with, stockholders or their representatives by directors, officers and other employees of the Company who will receive no additional compensation therefor.

         The Company requests persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy materials to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.

                                  OTHER MATTERS

         No business other than the matters set forth in this Proxy Statement is expected to come before the meeting, but should any other matters requiring a vote of stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying Proxy will vote thereon according to their best judgment in the interests of the Company. If any of the nominees for office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies may vote for another person in his place in what they consider the best interests of the Company.

         Upon the written request of any person whose proxy is solicited hereunder, the Company will furnish without charge to such person a copy of its annual report filed with the Securities and Exchange Commission on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 1996. Such written request is to be directed to the attention of Stephen T. Wendel, 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232.

                                           By Order of the Board of Directors



                                                      Stephen T. Wendel
                                                           Secretary

Dated:  April 18, 1997

                                  FORM OF PROXY
                                      FRONT
                          ABRAXAS PETROLEUM CORPORATION
                       500 North Loop 1604 East, Suite 100
                            San Antonio, Texas 78232

           This Proxy is Solicited on behalf of the Board of Directors


         The undersigned shareholder of Abraxas Petroleum Corporation, a Nevada corporation (the "Company"), hereby appoints Robert L. G. Watson, Chris Williford and Stephen T. Wendel, and each of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 23, 1997 and any adjournment thereof, with all powers which the undersigned would possess if personally present.

         The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company dated April 18, 1997.






                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                      BACK
         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" the election of Directors and "FOR" the Approval of Proposals 2 and 3.

1.       ELECTION OF DIRECTORS
                  FOR all nominees listed below      WITHHOLD AUTHORITY
                  (except as marked to the           to vote for all nominees
                  contrary below)           [  ]     listed below          [  ]

         (INSTRUCTION:  To  withhold   authority  to  vote  for  any  individual
                        nominee, strike a line through the nominee's name in the list below.)

             Richard M. Kleberg III, Paul A. Powell, Jr. and Richard M. Riggs

2. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG AS AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997

          [  ]  FOR                 [  ]  AGAINST              [  ]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

CHECK HERE FOR ADDRESS CHANGE  [  ]         NEW ADDRESS:_______________________
                                            ___________________________________
                                            ___________________________________
                                            ___________________________________

         Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.
         If a partnership, please sign in partnership name by authorized person.

DATED:  ______________, 1997                        __________________________
                                                    Signature


PLEASE MARK, SIGN, DATE AND RETURN
THE PROXY CARD PROMPTLY USING THE                   __________________________
ENCLOSED ENVELOPE.                                  Signature if held jointly